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                                                            EXHIBIT NO. 99.11(B)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 9 to Registration Statement No. 33-68310 of MFS Series Trust XI on behalf of MFS Union Standard Equity Fund of our report dated November 6, 1998 appearing in the annual report to shareholders for the year ended September 30, 1998 of MFS Union Standard Equity Fund, a series of MFS Series Trust XI, and to the references to us under the headings "Condensed Financial Information" in the Prospectus and "Independent Auditors and Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.


DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Boston, Massachusetts
November 20, 1998